Exhibit 10.1

Summary of 2011 Cash Bonus Plan

Determination of 2011 Cash Bonus

Target bonuses for named executive officers of AcelRx Pharmaceuticals, Inc. (the “Company”) under the 2011 Cash Bonus Plan (the “Plan”) will range from 30% to 35% of such executive’s 2011 base salary. The amount of cash bonus, if any, for each named executive officer will be based on both the named executive officer achieving his or her individual performance goals and on the Company meeting the 2011 corporate objectives approved by the Board. The 2011 corporate objectives are primarily related to product development, clinical trial milestones and financial objectives. The target bonuses for the Company’s named executive officers for 2011 are as follows:

Named Executive Officer	Target Bonus (as a percentage of FY 2011 Base Salary)
Richard A. King	35%
James H. Welch	30%
Pamela P. Palmer	30%
Lawrence G. Hamel	30%
Badri Dasu	30%

Mr. King’s cash bonus under the Plan shall be based 25% on the achievement of his individual performance goals, as determined by the Board, and 75% on the achievement of the 2011 corporate objectives. The cash bonus for all other named executive officers shall be based 40% on the achievement of his or her individual performance goals, as determined by the Board, and 60% on the achievement of the 2011 corporate objectives. The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals.